Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Steven Ivester (954) 434-2000
www.voipincorporated.com
sivester@voipincorporated.com

VoIP, INC.
12330 S.W. 53rd Street - Suite 712 - Ft. Lauderdale, FL 33330


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VoIP, Inc. Files Patent Application for 911 Emergency Life Line technology.

Technology will Significantly Enhance Voice Over IP Services

FORT LAUDERDALE, FL May 27, 2004--VoIP, Inc. (OTCBB: VOII) today announced that it has filed a patent application with the US Patent and Trademark Office. The patent application is titled "METHOD AND SYSTEM FOR BACK-UP OF VOICE OVER IP EMERGENCY CALLS" .

The application describes a technological process for a specific coding scheme to redirect certain call types based on emergency dialing patterns, such as "911". Based on the number pattern dialed, the call will be redirected to the legacy emergency telephony system, allowing the user to reach critical fire, police, and other services from VoIP-capable devices. This is a critical differentiator in assured delivery of calls using VoIP telephony devices, because today the delivery of emergency calls over VoIP networks has been plagued with problems during the transition period to next-generation phone services.

In addition to specific call routing of emergency calls out to traditional "copper-based" 911 facilities, the device also provides a fail-safe mechanism for routing calls during power failure events. The device will automatically pass calls out to the traditional PSTN during power failures, thus guaranteeing connectivity even during A/C power failures, which would cause complete dialing failure with other VoIP equipment in the same class. These FCC-approved devices allow transparent connection to the PSTN network and the SIP-based VoIP next-generation networks and maintain the emergency services that customers have come to expect in telephony-style platforms.

The ability to use geographically-based emergency services location ability is a huge step forward in the advancement of VoIP services and their integration into existing telephony infrastructure. The regulatory and government environment is still formulating a plan for emergency dialing methods for VoIP, and this device allows for use in environments where regulatory requirements may prohibit network-only emergency dialing in the near future.

VoIP, Inc.'s Chief Technology Officer, John Todd, said "We will be filing additional patent applications before year-end as we continue to develop and enhance our core technologies and the product portfolio they support. If all the claims made in this application are approved, they could represent a major positive step for VoIP, Inc. and its customers with 911 services inside their products. Moreover, we believe it would continue to solidify our position as a premier Voice Over IP innovator and strengthen the technology platform upon which we can expand market share."

VoIP, Inc.'s (www.voipincorporated.com) goal is to become a world leader in providing Voice Over IP customer premise equipment and in addition, premium Voice Over IP subscriber-based enhanced telephony services, as well as innovative WiFi and WiMAX technology solutions for residential and enterprise customers globally.

Major companies have recognized the importance in providing Voice-over-Internet protocol technology (VoIP), which allows phone calls to be transmitted using a cable modem over high-speed data lines. Comcast Corp. (Nasdaq: CMCSA) yesterday announced that it will offer telephone service over the Internet to more than 40 million households by 2006. Comcast follows rivals Time Warner Cable, Cablevision Systems Corp. (NYSE: CVC) and Cox Communications Inc. (NYSE: COX) who have also previously announced plans to provide VoIP technology to their customers.

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The  above   information   contains  certain   forward-looking   statements  and
information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of
the  Company   regarding  future  events  and  are  subject  to  certain  risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.